Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2012 SECOND QUARTER RESULTS

•	Reports Same Store Sales Increase of 1.0%

•	Achieves Second Quarter Earnings per Diluted Share of $0.12

•	Declares Quarterly Cash Dividend of $0.075 per Share

EL SEGUNDO, Calif., July 31, 2012 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2012 second quarter and first six months ended July 1, 2012.

For the fiscal 2012 second quarter, net sales increased to $226.6 million from net sales of $219.6 million for the second quarter of fiscal 2011. Same store sales increased 1.0% for the second quarter of 2012 versus the comparable period in the prior year. As anticipated, second quarter sales were negatively affected by the calendar shift of the Fourth of July holiday further into the third quarter this year, which resulted in certain holiday-related sales moving from the second quarter to the third quarter.

Gross profit for the fiscal 2012 second quarter increased to $73.1 million from $71.8 million in the second quarter of the prior year. The Company’s gross profit margin was 32.2% in the fiscal 2012 second quarter versus 32.7% in the second quarter of the prior year. The decrease in gross profit margin reflects higher store occupancy and distribution costs, partially offset by an increase in merchandise margins of approximately 12 basis points. The improvement in merchandise margins was driven by a shift in the product sales mix and an adjustment in promotional activities, partially offset by the continuation of product cost inflation.

Selling and administrative expense as a percentage of net sales improved to 30.3% in the fiscal 2012 second quarter from 30.5% in the second quarter of the prior year. Overall selling and administrative expense increased $1.8 million during the quarter from the prior year due primarily to higher store-related expenses reflecting an increased store count and increased employee benefit-related costs, as well as a pre-tax charge of $0.7 million related to store closing costs. These expenses were partially offset by lower advertising costs as well as lower debit card fees resulting from recent federal legislation. The Company recorded a non-cash pre-tax impairment charge of $0.2 million related to certain underperforming stores in the second quarter of fiscal 2012, compared to $0.6 million in the same period last year.

Net income for the second quarter of fiscal 2012 was $2.6 million, or $0.12 per diluted share, including $0.03 per diluted share of store closing and non-cash impairment charges. For the second quarter of fiscal 2011, net income was $3.1 million, or $0.14 per diluted share, including a non-cash impairment charge of $0.02 per diluted share.

For the 26-week period ended July 1, 2012, net sales increased to $445.1 million from net sales of $440.7 million in the 26 weeks ended July 3, 2011. Same store sales decreased 1.0% in the first 26 weeks of fiscal 2012 versus the comparable period last year. Net income was $2.7 million, or $0.13 per diluted share, including $0.03 of store closing and impairment charges, for the first 26 weeks of fiscal 2012, compared to net income of $5.9 million, or $0.27 per diluted share, including the $0.02 impairment charge, for the first half of last year.

“We are pleased to report that, despite continuing to operate in a challenging macroeconomic environment, our business generated growth in same store sales and merchandise margins and achieved better than expected earnings for the second quarter,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “This marked our first quarterly same store sales increase since the third quarter of 2010 and our first quarter of merchandise margin growth since the first quarter of 2011. We believe this positive trending reflects the growing impact of the merchandise and marketing initiatives that we have been implementing over the last several quarters. The improved performance was particularly evident with our softgoods products, as we experienced the strongest quarterly growth in both our apparel and footwear categories since 2006.”

Mr. Miller continued, “Our positive momentum has continued in the third quarter and, as anticipated, sales in early July also benefited from the calendar shift of the Fourth of July holiday further into the third quarter this year. Looking forward, we plan to continue our efforts to broaden our appeal in today’s consumer environment while providing the core value, quality and convenience that have been hallmarks of Big 5 for over 55 years.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.075 per share of outstanding common stock, which will be paid on September 14, 2012 to stockholders of record as of August 31, 2012.

Share Repurchases

During the fiscal 2012 second quarter, the Company repurchased 131,420 shares of its common stock for a total expenditure of $0.9 million. As of the end of the second quarter, the Company had approximately $10.9 million available for future stock repurchases under its $20.0 million share repurchase program authorized in the fiscal 2007 fourth quarter.

Guidance

For the fiscal 2012 third quarter, the Company expects same store sales in the positive low to mid-single-digit range and earnings per diluted share in the range of $0.28 to $0.34. This guidance includes an estimated pre-tax charge of approximately $0.4 million, or $0.01 per diluted share, to provide for the closing of one underperforming store that had been expected to close in the second quarter. For comparative purposes, the Company’s earnings per diluted share for the third quarter of fiscal 2011 were $0.27.

Store Openings

During the second quarter of fiscal 2012, the Company opened three stores, one of which relates to a relocation, and closed three stores, one of which relates to a relocation. The Company ended the fiscal 2012 second quarter with 407 stores in operation. During the fiscal 2012 third quarter, the Company anticipates opening three new stores, one of which relates to a relocation, and closing two stores, one of which relates to a relocation. During the fiscal 2012 fourth quarter, the Company currently anticipates opening approximately nine stores and closing one store that relates to a relocation. For the fiscal 2012 full year, the Company currently anticipates opening approximately thirteen new stores, relocating three stores and closing three stores. The Company currently expects to end fiscal 2012 with approximately 416 stores in operation.

Conference Call Information

The Company will host a conference call and audio webcast today, July 31, 2012, at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2012 second quarter. To access the conference call, participants in North America should dial (888) 452-4006, and international participants should dial (719) 325-2414. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through August 7, 2012 by calling (877) 870-5176 to access the playback; passcode is 9956496.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 406 stores in 12 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2011 and Quarterly Report on Form 10-Q for the first quarter of fiscal 2012. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	July 1, 2012	January 1, 2012
ASSETS

Current assets:
Cash and cash equivalents	$6,246	$4,900
Accounts receivable, net of allowances of $91 and $142, respectively	12,110	13,106
Merchandise inventories, net	289,697	264,278
Prepaid expenses	8,518	7,972
Deferred income taxes	8,421	8,410

Total current assets	324,992	298,666

Property and equipment, net	71,458	75,369
Deferred income taxes	14,659	13,236
Other assets, net of accumulated amortization of $510 and $383, respectively	2,244	2,360
Goodwill	4,433	4,433

Total assets	$417,786	$394,064

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$105,740	$77,593
Accrued expenses	52,917	62,547
Current portion of capital lease obligations	1,662	1,617

Total current liabilities	160,319	141,757

Deferred rent, less current portion	21,536	22,483
Capital lease obligations, less current portion	3,327	3,145
Long-term debt	71,372	63,476
Other long-term liabilities	7,049	6,613

Total liabilities	263,603	237,474

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,593,529 and 23,483,815 shares, respectively; outstanding 21,696,793 and 21,890,970 shares, respectively	236	235
Additional paid-in capital	100,114	99,665
Retained earnings	78,506	79,037
Less: Treasury stock, at cost; 1,896,736 and 1,592,845 shares, respectively	(24,673)	(22,347)

Total stockholders' equity	154,183	156,590

Total liabilities and stockholders' equity	$417,786	$394,064

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011

Net sales	$226,612	$219,588	$445,108	$440,731

Cost of sales	153,536	147,846	304,604	296,806

Gross profit	73,076	71,742	140,504	143,925

Selling and administrative expense	68,591	66,844	135,176	134,106

Operating income	4,485	4,898	5,328	9,819

Interest expense	576	601	1,176	1,206

Income before income taxes	3,909	4,297	4,152	8,613

Income taxes	1,351	1,192	1,438	2,748

Net income	$2,558	$3,105	$2,714	$5,865

Earnings per share:
Basic	$0.12	$0.14	$0.13	$0.27

Diluted	$0.12	$0.14	$0.13	$0.27

Dividends per share	$0.075	$0.075	$0.15	$0.15

Weighted-average shares of common stock outstanding:
Basic	21,424	21,672	21,457	21,645

Diluted	21,539	21,850	21,610	21,923

(1)

In the second quarter of fiscal 2012, the Company recorded a pre-tax charge of $0.7 million related to store closing costs, which was reflected in selling and administrative expense in the condensed consolidated statement of operations. This charge reduced net income by $0.5 million, or $0.02 per diluted share.

(2)

In the second quarter of fiscal 2012 and 2011, the Company recorded pre-tax non-cash impairment charges of $0.2 million and $0.6 million, respectively, related to certain underperforming stores. These charges reduced net income by $0.1 million, or $0.01 per diluted share, for fiscal 2012, and $0.4 million, or $0.02 per diluted share, for fiscal 2011. These impairment charges were recorded in selling and administrative expense in the condensed consolidated statements of operations.